EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2026 Results
•Declared quarterly distribution of $0.4714 per unit; 47th consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the first quarter of 2026 of $14.2 million, or $0.40 per limited partner unit, which was above first quarter 2025 net income of $4.9 million. Cash flows from operating activities in the first quarter of 2026 were $110.2 million, an increase of $64.4 million compared to first quarter 2025 cash flows from operating activities of $45.8 million, due to higher production and sales volume as the result of the prior year's Petro 1 turnaround. For the three months ended March 31, 2026, MLP distributable cash flow was $17.9 million, an increase of $13.2 million compared to first quarter 2025 MLP distributable cash flow of $4.7 million. The increase in MLP distributable cash flow and associated trailing twelve-month coverage ratio was primarily due to higher production and sales volume and lower maintenance capital expenditures as a result of the prior year's Petro 1 turnaround.
Compared to the fourth quarter of 2025, first quarter 2026 net income attributable to the Partnership of $14.2 million decreased by $0.3 million due to seasonally lower production and sales volume. First quarter 2026 cash flows from operating activities of $110.2 million decreased by $10.2 million due to working capital changes. First quarter 2026 MLP distributable cash flow of $17.9 million decreased by $0.9 million compared to fourth quarter 2025 MLP distributable cash flow of $18.8 million due to lower production and sales volume.
"The Partnership began the year with solid production and sales volume, generating a coverage ratio 1.08x for the first quarter of 2026," said Jean-Marc Gilson, President and Chief Executive Officer. "Late in the first quarter, following the outbreak of the war with Iran and the closure of the Strait of Hormuz, global demand for North American chemicals and polymers accelerated meaningfully. This surge in export demand has driven higher third-party ethylene sales prices, which is benefiting the Partnership's distributable cash flow and coverage ratio."
On May 4, 2026, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2026 of $0.4714 per common unit to be payable on June 1, 2026 to unitholders of record as of May 14, 2026, representing the 47th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage that was 1.00x the declared distributions for the first quarter of 2026, which was above the trailing twelve-month coverage ratio of 0.82x at the end of the fourth quarter of 2025. Since our IPO in July of 2014 our cumulative coverage ratio is approximately 1.05x.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the timing and results of our turnaround activities, our outlook for third-party ethylene margins, the impact of the Iran war on global demand for our products, our expectations regarding feedstock and energy costs, the ability to deliver value, returns, predictable cash flows and distributions to unitholders; our relationship with Westlake and the benefits of the ethylene sales agreement, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: operating difficulties or disruptions; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake, including determinations made pursuant to contractual arrangements with Westlake; the effects of legal proceedings; actions of third parties; inclement or hazardous weather conditions; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; inability of our customers to take delivery; fires, explosions or other industrial accidents; political tension and conflict in the Middle East and elsewhere; the supply/demand balance for our products; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC in March 2026.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow, coverage ratio and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2026 results will be held Tuesday, May 5th, 2026 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register-conf.media-server.com/register/BI15886588e6004070bc18c354348f7575. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/493g3eiw and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2026	2025

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$263,091	$190,781
Net co-products, ethylene and other sales—third parties	42,584	46,848
Total net sales	305,675	237,629
Cost of sales	211,916	183,548
Gross profit	93,759	54,081
Selling, general and administrative expenses	7,190	7,474
Income from operations	86,569	46,607
Other income (expense)
Interest expense—Westlake	(5,085)	(5,537)
Other income, net	348	1,346
Income before income taxes	81,832	42,416
Provision for income taxes	177	107
Net income	81,655	42,309
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	67,486	37,361
Net income attributable to Westlake Partners	$14,169	$4,948

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.40	$0.14

Distributions declared per unit	$0.4714	$0.4714

MLP distributable cash flow	$17,886	$4,714

Distributions declared
Limited partner units—publicly and privately held	$9,958	$9,954
Limited partner units—Westlake	6,657	6,657
Total distributions declared	$16,615	$16,611
EBITDA	$121,216	$75,021

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2026	December 31, 2025

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$44,290	$44,269
Receivable under the Investment Management Agreement—Westlake	36,441	23,378
Accounts receivable, net—Westlake	45,082	63,571
Accounts receivable, net—third parties	19,778	9,113
Inventories	3,093	2,769
Prepaid expenses and other current assets	219	406
Total current assets	148,903	143,506
Property, plant and equipment, net	871,606	886,012
Other assets, net	215,189	227,015
Total assets	$1,235,698	$1,256,533

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$40,792	$51,301
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	2,846	3,206
Total liabilities	443,312	454,181
Common unitholders—publicly and privately held	459,382	460,848
Common unitholder—Westlake	39,280	40,260
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	256,090	258,536
Noncontrolling interest in OpCo	536,296	543,816
Total equity	792,386	802,352
Total liabilities and equity	$1,235,698	$1,256,533
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2026	2025

	(In thousands of dollars)
Cash flows from operating activities
Net income	$81,655	$42,309
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	34,299	27,068
Net loss on disposition and other	131	240
Other balance sheet changes	(5,887)	(23,836)
Net cash provided by operating activities	110,198	45,781
Cash flows from investing activities
Additions to property, plant and equipment	(5,556)	(15,956)
Investments with Westlake under the Investment Management Agreement	(13,000)	—
Maturities of investments with Westlake under the Investment Management Agreement	—	30,000
Net cash provided by (used for) investing activities	(18,556)	14,044
Cash flows from financing activities
Proceeds from debt payable to Westlake	40,500	54,000
Repayment of debt payable to Westlake	(40,500)	(54,000)
Distributions to noncontrolling interest retained in OpCo by Westlake	(75,006)	(51,906)
Distributions to unitholders	(16,615)	(16,611)
Net cash used for financing activities	(91,621)	(68,517)
Net increase (decrease) in cash and cash equivalents	21	(8,692)
Cash and cash equivalents at beginning of period	44,269	58,316
Cash and cash equivalents at end of period	$44,290	$49,624

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2025	2026	2025

	(In thousands of dollars)
Net cash provided by operating activities	$120,379	$110,198	$45,781
Changes in operating assets and liabilities and other	(36,121)	(28,543)	(3,472)
Net income	84,258	81,655	42,309
Add:
Depreciation, amortization and disposition of property, plant and equipment	35,029	34,360	27,171
Less:
Contribution to turnaround reserves	(10,513)	(10,232)	(7,622)
Maintenance capital expenditures	(5,848)	(7,810)	(20,577)
Distributable cash flow attributable to noncontrolling interest in OpCo	(84,135)	(80,087)	(36,567)
MLP distributable cash flow	$18,791	$17,886	$4,714

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2025	2026	2025

	(In thousands of dollars)
Net cash provided by operating activities	$120,379	$110,198	$45,781
Changes in operating assets and liabilities and other	(36,121)	(28,543)	(3,472)
Net income	84,258	81,655	42,309
Less:
Other income, net	200	348	1,346
Interest expense—Westlake	(5,508)	(5,085)	(5,537)
Provision for income taxes	(193)	(177)	(107)
Income from operations	89,759	86,569	46,607
Add:
Depreciation and amortization	34,554	34,299	27,068
Other income, net	200	348	1,346
EBITDA	$124,513	$121,216	$75,021